Exhibit 10.31

August 3, 2020

PERSONAL AND CONFIDENTIAL

David Sachs

[***]

Re:	Offer of Employment

Dear David:

It gives me great pleasure to offer you the position of Chief Financial Officer. I hope that you find working at ImmunityBio, Inc. (the “Company”) a richly rewarding experience.

The offer is as follows:

1.	Location: Your principal place of employment will be at the Company’s office at 2040 East Mariposa Ave, El Segundo, CA 90245

2.	Start Date: August 3, 2020 (the “Effective Date”).

3.	Reporting To: Dr. Patrick Soon-Shiong – Chairman & CEO

4.

Salary: As a salaried employee, you will receive an annual base salary of $387,000.00. The base salary will be paid in accordance with the Company’s regularly established payroll practice. The base salary hereof is a gross amount, and the Company will be required to withhold from such amount deductions with respect to Federal, state and local taxes, FICA, unemployment compensation taxes and similar taxes, assessments or withholding requirements.

5.

Equity Compensation: The Company is in the process of designing and establishing an equity compensation program, and you will be eligible to participate in that program consistent with your level of employment, tenure and other factors. The Company agrees that it will discuss and negotiate, in good faith, the award that will be granted to you under the equity compensation program. Any such equity award or participation will also be subject to vesting and other terms and conditions, all as may be determined by the Company’s board of directors in its discretion.

6.

Bonus Opportunity: You will be eligible to participate in the annual discretionary bonus plan for this position. The discretionary target bonus is fifty percent (50%) of your base salary, and will be subject to such performance targets and other factors as may be determined in the sole discretion of the Company’s board of directors. You will first be eligible to participate in the bonus plan for the 2020 calendar year (payable in 2021 and prorated for the partial year). As the annual bonus is subject to the attainment of

9920 Jefferson Blvd. Culver City, CA 90232

performance targets, it may be paid at, above or below target levels. In order to receive any bonus payment, you must remain continuously employed through, and still be employed by the Company on, the date any such bonus is paid. An employee earns a bonus only if he is employed on payment day and has not indicated an intent to resign.

7.

Severance: In the event that the Company terminates your employment without Cause or you resign for Good Reason, the Company shall pay you a single cash payment equal to (i) 83.33% of your then-current annual base salary (i.e., 10 months of severance) plus (ii) a prorated bonus paid out at 100% of your target annual bonus (i.e., the target 50% bonus) for the calendar year in which such termination occurs (with the proration based on the number of whole months of employment during the calendar year in which the termination has occurred), less all applicable federal, state and local withholdings and deductions; provided, that you will not be entitled to any such severance payment unless you execute and return to the Company a general release in favor of, and in a form satisfactory to, the Company and you do not revoke such release during any applicable revocation period prescribed by law, and such release becomes effective within 60 days following your termination date. By way of example, if you get terminated without Cause after six (6) full months of employment, then the Company shall pay you a single cash payment equal to 83.33% of your then-current annual base salary plus 25% of your then-current annual base salary (i.e., 50%, representing 6 full months of service, of your full 50% target bonus). For the avoidance of doubt, and notwithstanding anything herein to the contrary, you will not be entitled to any severance payment if (a) the Company terminates your employment for Cause, (b) you resign or otherwise terminate your employment with the Company other than for Good Reason, (c) your employment is terminated by reason of your death or Disability. The Company shall make any such severance payment on the 60th day following the date on which termination occurs, subject to any required delay to satisfy the requirements of Section 409(A) as provided below.

For purposes of this letter, the term “Cause” shall mean any of the following: (a) your material breach of any agreement with the Company, including the Employee Confidentiality and Invention Assignment Agreement, or any policy of the Company, which breach has not been cured within twenty (20) days following written notice to you thereof; (b) your conviction of a felony or any other crime involving dishonesty, breach of trust, moral turpitude, or physical harm to any person (including the Company or any of its employees); (c) your act of fraud, misconduct, intentional misrepresentation or dishonesty in connection with your duties or otherwise with the business of the Company; (d) your material breach in the performance of your duties, including insubordination or excessive tardiness, or failure to implement or follow a lawful policy or directive of the Company, in each case where such failure is not cured within twenty (20) days following written notice to you thereof; (e) your commission of any act or omission of gross negligence or willful misconduct in the performance of your duties; or (f) you being under the influence of alcohol or non-prescription drugs, during work activities, except that “Cause” shall not include your proper use of prescription drugs with a valid prescription or proper use of over-the-counter medications in accordance with the manufacturer’s recommendations or a physician’s directions or your modest consumption of alcohol during business dinners or other work-related social events. For the purposes of this letter “Good Reason” shall mean a reduction in your base salary or target bonus percentage, without your written consent. Your voluntary termination shall be deemed for purposes of this offer letter to have occurred for Good Reason only if (i) you provide written notice to the Company prior to

9920 Jefferson Blvd. Culver City, CA 90232

resignation and within thirty (30) days after you become aware of the circumstances giving rise to Good Reason, (ii) the Company fails to correct the circumstances giving rise to Good Reason prior to resignation and within thirty (30) days following receipt of such notice and (iii) you resign within thirty (30) days following such thirty (30) day period.    For purposes of this letter, “Disability” shall mean (i) you become eligible for the Company’s long-term disability benefits or (ii) in the reasonable opinion of the Company, you have been unable to carry out the essential responsibilities and functions of your position by reason of any physical or mental impairment, with or without any reasonable accommodation, for more than ninety (90) consecutive days or more than one hundred twenty (120) days in any twelve (12) month period.

To the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) (relating to payments made to certain “key employees” of certain publicly-traded companies), any severance payments payable under the terms of this letter which constitute deferred compensation subject to Code Section 409A to which you would otherwise be entitled during the six (6) month period immediately following your separation from service will be paid on the earlier of (i) the first business day following the expiration of such six (6) month period or (ii) your death. The Company and you agree that they will reasonably cooperate with each other to avoid the imposition of any additional taxes, interest and/or penalty under Section 409A of the Code.

8.

Benefits: You will be eligible to participate in the benefits plans and programs that have been established and/or may be adopted by the Company to the same extent as, and subject to the same terms, conditions and limitations applicable to, other employees of the Company of similar rank and tenure (it being acknowledged and agreed that the Company may, in its sole and absolute discretion, terminate at any time or modify from time to time any such benefit plans).

9.

Vacation: As a regular full-time exempt employee, you are eligible to participate in an unlimited paid time off program: employees have the authority to use their judgment and discretion and take temporary periods of time away from work as vacation, without loss of pay, as their work permits.

10.	Eligibility to Work: On the Effective Date, you must present verification that you are eligible to be employed in the United States as required by law.

11.

Prior Agreements: You represent that you have full authority to enter into this Agreement and you are not under any contractual restraint, which would prohibit you from satisfactorily performing your duties to the Company under this Agreement. Prior to the Effective Date, you must submit to the Company any confidential or other employment agreements that you may have with your current or former employer.

12.

Company Policies: You will be required to adhere to all Company policies and procedures as set forth in the Employee Handbook, the Code of Business Conduct and as otherwise implemented from time to time.

13.	Confidentiality Agreement: Prior to the Effective Date, you must execute a Proprietary Information and Invention Assignment (the “Confidentiality Agreement”).

9920 Jefferson Blvd. Culver City, CA 90232

14.

Arbitration: Except for claims for equitable relief, you hereby agree that any and all disputes, controversies and claims arising out of your employment and/or cessation of employment with the Company or otherwise relating to or connected with this offer letter shall be resolved exclusively through confidential, binding arbitration before a single arbitrator and administered by the American Arbitration Association in accordance with its then existing Employment Arbitration Rules & Procedures. Such arbitration shall take place in Los Angeles, CA unless another venue is mutually selected by you and the Company. All arbitration awards shall be final, conclusive and binding upon you and the Company, and any judgment upon such an award may be entered and enforced in any court of competent jurisdiction located in CALIFORNIA or otherwise. You hereby waive your right to have any dispute resolved in a court of law by a judge or jury.

15.

Employment At Will: This offer is for EMPLOYMENT AT WILL such that your employment with the Company can be terminated by either you or the Company at any time, for any reason or no reason, with or without cause and with or without prior notice. In addition, the Company may alter the terms of employment at any time, in its sole discretion, subject to Section 7.

16.

Full Agreement: It is understood, acknowledged and agreed that there are no oral agreements between the parties hereto or their affiliates and that this offer letter constitutes the parties’ and their affiliates’ entire agreement and supersedes and cancels any and all previous negotiations, arrangements, agreements and understandings, if any, between the parties hereto and their affiliates, and none thereof shall be used to interpret or construe this offer letter. This offer letter and the Confidentiality Agreement contain all of the terms, covenants, conditions, warranties and agreements of the parties shall be considered to be the only agreement between the parties hereto and their respective representatives and agents with respect thereto. This offer letter may be amended, superseded or otherwise modified only by a written instrument executed by you and an officer of the Company.

17.

Expiration of Offer: If this offer is not accepted by August 3, 2020, it will be considered automatically withdrawn and no longer valid. We look forward to you joining our organization. If you should have any questions, please contact me at 310.853.7585.

Sincerely,

/s/ Stephen Horn
Stephen Horn
Human Resources – Talent Acquisition Manager

cc: Personnel File

My signature indicates acceptance of this offer:

/s/ David Sachs
David Sachs

9920 Jefferson Blvd. Culver City, CA 90232